Exhibit 7.02

June 3, 2007

To: Wengen Alberta, Limited Partnership

Gentlemen:

Reference is made to the Amended and Restated Agreement and Plan of Merger dated as of the date hereof (as further amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) among Laureate Education, Inc. (the “Company”), a Maryland corporation, Wengen Alberta, Limited Partnership, an Alberta, Canada limited partnership (“Parent”), and L Curve Sub Inc., a Maryland corporation and a subsidiary of Parent (“L Curve”).  Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.  This letter agreement amends and restates the letter dated January 28, 2007 from the undersigned to Parent.

In the event of the satisfaction or waiver of the conditions precedent to Parent’s obligation to consummate the Merger as set forth in Article VIII of the Agreement (it being agreed for purposes of this letter agreement that any condition precedent the satisfaction of which is dependent upon the contribution contemplated by this paragraph and which would be fully satisfied upon the making of such contribution shall be deemed to have been satisfied), I agree that at the Merger I will do the following:

(1)           contribute or cause to be contributed to Parent 156,966 shares of common stock of the Company (“Common Stock”) that I hold, immediately prior to the Merger (the “Rollover Stock”), the aggregate amount of which, based on a value of $60.50 per share, will be equal to $9,496,443 (such amount, the “Stock Rollover Commitment Amount”); and

(2)           agree that all options to purchase shares of Common Stock and restricted stock units (constituting the right to receive shares of Common Stock at a future date) (a schedule of which is set forth on Exhibit A attached to this letter agreement) (subject to adjustment in the event that Parent and I consent to the exercise of any portion of such options prior to the Effective Time, the “Cancelled Awards”) that I hold, immediately prior to the Merger, the aggregate amount of which, based on a value of $60.50 per share of Common Stock, will be equal to $78.1 million (such amount, the “Award Commitment Amount”) will be cancelled.

In exchange for the cancellation of the Cancelled Award, (i) Parent shall cause L Curve or the Surviving Corporation to establish a deferred compensation account balance plan, the initial balance of which will be equal to the Award Commitment Amount and the terms of which plan are summarized in my Equity Incentive Plan Summary of Terms attached as a schedule to the Amended and Restated Interim Investors Agreement of even date herewith and (ii) Parent shall have the use of my Award Commitment Amount for general corporate purposes.  I further agree that at or prior to the Merger, I will donate all shares of Common Stock, other than the Rollover Stock, that I hold to one or more bona fide not-for-profit organizations.

I understand that I will not be under any obligation to take the actions described above in clauses (1) and (2) or to make the donation described in the preceding paragraph unless and until the conditions precedent to Parent’s obligation to consummate the Merger as set forth in Article VIII of the Agreement are satisfied or waived.  I further understand that I will not be under any obligation under any circumstances to contribute or cause to be contributed more than the Stock Rollover Commitment Amount to Parent, or to cancel more than the Award Commitment Amount in exchange for the deferred compensation account balance plan.

By accepting this letter agreement, and subject to the consummation of the Offer and the Merger: Parent agrees to, or, as applicable, agrees to cause the Company as it shall exist after the Merger to, adopt and/or enter into, as applicable, and I hereby agree to enter into, definitive documents (including, without limitation, a deferred compensation plan that shall be initially credited, as of the Closing Date, with an amount equal to the Award Commitment Amount) that will contain terms that are consistent with the material terms and conditions set forth in that certain “Project Learning Curve- Doug Becker Equity Incentive Plan Summary of Terms” attached to that certain Amended and Restated Interim Investors Agreement dated the date hereof.  Moreover, by executing this letter agreement each of Parent and I agree to negotiate in good faith promptly after the execution of the Merger Agreement so as to reach a reasonable agreement as to the final versions of such definitive documents.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no person other than the undersigned shall have any obligation hereunder.

The undersigned hereby represents and warrants as follows:

(a)   This letter agreement is a valid and binding obligation of the undersigned enforceable against the undersigned in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles or equity.

(b)   The execution, delivery and performance by the undersigned of this letter agreement do not and will not (i) require any consent or other action by any Person under, or (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the undersigned, except for such violations, consents, actions, defaults, rights or obligations which would not adversely affect the undersigned’s ability to perform its obligations hereunder.

(c)   The undersigned (i) has and will have on the Closing Date the shares of Common Stock necessary to effect the transfer of the Stock Rollover Commitment Amount, and (ii) has and will have on the Closing Date the rights to elect to cancel the Cancelled Awards.

This letter agreement, and the undersigned’s obligation to fund the Stock Rollover Commitment Amount and to cancel the Cancelled Awards in exchange for the deferred compensation account balance plan (to the extent required by the terms hereof) will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged) or (b) thirty (30) days following the valid termination of the Agreement in accordance with its terms.

I understand that I may not assign this letter agreement without your prior written consent.  This letter agreement shall not be assignable by you without my prior written consent, except that you may assign this letter agreement, without my prior written consent, to any person to which you assign any of your rights and obligations under the Agreement.

The undersigned hereby consents to Parent entering into the Agreement, which amends and restates the Agreement and Plan of Merger dated as of January 28, 2007 among the Company, Parent and L Curve.

Notwithstanding any other term or condition of this letter agreement, my liability under this letter agreement shall be limited to the funding of the Stock Rollover Commitment Amount and my cancellation of the Cancelled Awards upon the completion of the Merger, upon the satisfaction or waiver of the conditions precedent to Parent’s obligation to consummate the Merger as set forth in Article VIII of the Agreement, and my liability shall be limited to a willful and material breach of this letter agreement and under no circumstances shall my maximum liability for any reason, including my willful and material breach of any of my commitments set forth herein, exceed the combined total of the Stock Rollover Commitment Amount and the Award Commitment Amount, and such damages shall not include any special, indirect, or consequential damages.

If the express third party beneficiary hereof determines to enforce the terms of this letter agreement as a result of a willful and material breach of this letter agreement, such third party beneficiary must do so on a pro rata basis against any other party to Equity Financing Commitments and Equity Rollover Commitments that have willfully and materially breached their obligations thereunder.

I acknowledge that the Company has relied on this letter agreement and is an express third party beneficiary hereof and is entitled to enforce obligations of the undersigned hereunder directly against the undersigned to the full extent thereof.  This letter agreement is not intended to, and does not, confer upon any Person, other than Parent and the Company, rights or remedies hereunder or in connection herewith.  This letter agreement may be executed in counterparts.

This letter agreement may not be terminated (except as otherwise provided herein), amended, and no provision waived or modified, except by an instrument in writing signed by us and Parent; provided that any termination, amendment, waiver or modification that would reasonably be expected to be adverse to the Company in any material respect (after taking into account any other amendments, waivers or modifications proposed to be made to the other Financing Commitments) shall require the consent of the Company.

This letter agreement, and any disputes hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York.  In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this letter agreement in any court other than the courts of the State of New York and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.1 of the Agreement (with the address of the undersigned being the address set forth in the first page of this letter agreement).

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The parties hereto shall keep the existence and terms of this letter agreement confidential, and no party shall, without the prior approval of the other party, make any press release or other announcement concerning the existence or the terms of this letter agreement, except (i) as and to the extent necessary to comply with applicable federal or state laws or is requested or required by any governmental or regulatory authority or stock exchange, (ii) in any suit, action or proceeding relating to this letter agreement or enforcement of rights hereunder, (iii) to the Company and its directors, officers, employees and advisors who agree to keep such information confidential on terms at least as restrictive as those set forth in this paragraph and (iv) to Affiliates of such party and such party’s and its Affiliate’s respective partners, members, directors, officers, employees, agents, advisors and representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this paragraph.

Very truly yours,

DOUGLAS BECKER

/s/ Douglas Becker

Accepted and Agreed to
as of the date written above

WENGEN ALBERTA, LIMITED PARTNERSHIP

By:	Wengen Investments Limited, it general partner

By:	/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Director